Exhibit 99.B(m)(2)(A)(iv)

October 17, 2007

ING Investors Trust
7337 East Doubletree Ranch Road

Scottsdale, Arizona  85258

Re:                               Reduction in Fee Payable under the ING Investors Trust Second Amended and Restated Shareholder Service and Distribution Plan

Ladies and Gentlemen:

ING Funds Distributor, LLC (“IFD”) hereby waives a portion of the distribution fee payable to IFD for ING LifeStyle Conservative Portfolio listed on Schedule A to the ING Investors Trust Second Amended and Restated Shareholder Service and Distribution Plan (the “Distribution Plan”) in an amount equal to 0.15% per annum computed on the average daily net assets attributable to Adviser Class Shares as if the distribution fee specified in the Distribution Plan were 0.35%.  By this letter, we agree to continue to waive that fee for the period October 17, 2007 through May 1, 2009.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President

Agreed and Accepted:
ING Investors Trust

By:	/s/ Kim A. Anderson
Kim A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Funds Distributor, LLC